UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2022

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On May 31, 2022, Lifted Liquids Inc. doing business as Lifted Made, a wholly-owned subsidiary of LFTD Partners Inc. (the “Company”), entered into a Lease Agreement (the “Lease”) with TI Investors of Kenosha LLC, (the “Landlord”) for office and warehouse space (the “Leased Premises”) located at 9560 58th Place, Suite 360, Kenosha, WI 53144 (the “Property”). The Leased Premises is expected to facilitate the internalization of certain packing functions, as well as provide additional needed office space.

The term of the Lease will commence on July 1, 2022 (the “Commencement Date”). The initial term of the Lease will extend approximately five years from the Commencement Date and ending June 30, 2027, unless extended or earlier terminated in accordance with the Lease. While extensions are not prohibited, Lifted Made does not have the right to unilaterally elect to extend the term of the Lease for an additional term.

Under the terms of the Lease, Lifted Made will lease approximately 6,132 square feet at the Property and pay an initial base square foot charge of $10.75 per square foot per annum, with increases in rent each year during the term as set out in the table titled “Rent Schedule” below.

Rent Schedule

Date	Base Monthly Rent
07/01/2022 – 06/30/2023	$5,493.25
07/01/2023 – 06/30/2024	$5,630.58
07/01/2024 – 06/30/2025	$5,771.35
07/01/2025 – 06/30/2026	$5,915.63
07/01/2026 – 06/30/2027	$6,063.52

Lifted Made will also be responsible for paying its proportionate share of real estate taxes and other operating costs which are estimated to be at least $28,330 per year, with the initial monthly payment tax and cost payment being $2,360.82 per month.

The foregoing description of the terms of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which is attached hereto as Exhibit 10.69.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.69	Lease Agreement

Exhibit 99.1	Press Release Dated June 7, 2022

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated:  June 6, 2022